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                        AMENDMENT NO. 5 TO NOTE AGREEMENT

     AMENDMENT NO. 5 dated as of December 1, 1994 to Note Agreement dated as of April 2, 1991 between WILLCOX & GIBBS, INC. and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (as amended, the "Agreement"). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Agreement.

1.   AMENDMENTS

(a) Paragraph 6A(4) of the Agreement is hereby amended and restated in its entirety as follows:

          "6A(4). FIXED CHARGE COVERAGE RATIO. The Fixed Charge Coverage Ratio calculated as of the last day of any fiscal quarter of the Company ending in any of the periods specified in the table below to be less than the ratio set forth in such table opposite such period:

          Period                             Ratio
          ------                             -----
September 30, 1994 through and
including December 31, 1996                  1.10 to 1.00

January 1, 1997 and thereafter               1.40 to 1.00"

(b) Paragraph 6D(3)(iv) of the Agreement is hereby amended deleting "and" at the end of clause (x), replacing the period at the end of clause (xi) with "; and" and adding a new clause (xii) as follows:

          "(xii) own, purchase and acquire (x) tax exempt obligations of any state of the United States of America or any political subdivision or public instrumentality thereof which are payable in United States dollars and are rated in one of the two highest rating categories by Standard & Poor's Corporation or Moody's Investors Service, Inc. and which have a weighted average life of not more than 90 days, and (y) securities of any open-end investment company registered under the Investment Company Act of 1940, as amended, which invests primarily in obligations meeting the requirements set forth in this clause
(xii);

2.   MISCELLANEOUS

(a) This Amendment shall be effective as of the date above written upon execution by the parties hereto. Except as set forth herein, this amendment shall not constitute a waiver or amendment of any provision of the Agreement and the Agreement is and shall continue to be in full force and effect.

(b) This Amendment may be executed in any number of counterparts, each of which shall

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constitute an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this Amendment as of the date first above written.


                                        THE PRUDENTIAL INSURANCE
                                             COMPANY OF AMERICA



                                        By
                                           ---------------------------------
                                                     Vice President


                                        WILLCOX & GIBBS, INC.

                                        By
                                           ---------------------------------
                                        Title:         Treasurer